AGREEMENT


     The  parties  to  this  agreement  are  Frontline  Processing   Corporation
("Frontline"), Michael Umile and Bruce Gleason.

     The purpose of this agreement is to resolve an outstanding debt for services for which Mr. Umile and Mr. Gleason are personally responsible, in the amount of $2,315.33. These services were rendered to American Internet Technical Center, Inc. ("AITC"), of which Mr. Umile and Mr. Gleason were principal owners. AITC was a subsidiary of AmeriNet Group.com ("AmeriNet")until it merged with WRIwebs.com, Inc., a current subsidiary of AmeriNet.

     The board of directors of AmeriNet has resolved to pay the debt owed to Frontline in AmeriNet stock, calculated at the value of the stock at its closing on January 8, 2001, namely $.30 per share. Mr. Umile and Mr. Gleason represent and warrant that the attached copy of the board resolution is true and correct and accurately reflects official action by the board of directors of AmeriNet.

     Frontline understands that the stock is restricted and cannot be sold for one year.

     In consideration of the mutual promises herein, the parties agree as follows:

         1.    Frontline   hereby   accepts   the   agreement   of  AmeriNet  in
               satisfaction of the outstanding debt.

         2. Frontline agrees to release Mr. Umile, Mr. Gleason and AmeriNet from all liability related to this debt in any way, to be effective upon delivery of the AmeriNet stock.

         Done this 15th day of April, 2001.

                                          FRONTLINE PROCESSING CORPORATION



/s/ Michael Umile                         By: /s/ Ron Reavis
    Michael Umile
                                       Title: CEO


/s/ Bruce Gleason
    Bruce Gleason